Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Announces $400 Million

Convertible Preferred Investment Commitment from Brookfield

REIT to Become Self-Managed and Change Corporate Name to Hospitality Investors Trust
Upon Completion of the Transaction

Strategic Investment from Global Asset Manager with over $250 Billion of Assets Under Management

New York, New York, January 13, 2017 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has entered into a definitive agreement (the “SPA”) with an affiliate of Brookfield Strategic Real Estate Partners II, a real estate private equity fund managed by affiliates of Brookfield Asset Management, Inc. (“Brookfield”), pursuant to which Brookfield will provide an investment commitment of up to $400 million in the form of convertible preferred limited partnership units (“Convertible Preferred Units”) of the Company’s operating partnership, American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), on a delayed draw basis. As part of the transaction, Brookfield will be afforded certain corporate governance and approval rights over certain activities with respect to the Company, the OP and their subsidiaries. Also, as part of the transaction, the Company’s Board of Directors will be increased from four to seven members. Of these seven members (i) two members will be appointed by Brookfield, who are anticipated to be Bruce G. Wiles who will serve as Chairman of the Board, and Lowell G. Baron, both of whom currently hold senior management positions at Brookfield; (ii) Stanley R. Perla and Abby M. Wenzel will continue as Company directors; (iii) it is anticipated that Jonathan P. Mehlman, the Company’s President & Chief Executive Officer, will be added to the Company’s Board of Directors; and (iv) two new independent directors nominated by the Company’s existing Board of Directors and reasonably approved by Brookfield will be added. As part of this reconfiguration of the Company’s Board of Directors, William M. Kahane will resign from the Company’s Board of Directors and it is expected that Robert H. Burns will resign from the Company’s Board of Directors, in each case concurrently with the closing of the transaction.

Upon closing the transaction, currently expected in March 2017, pursuant to a separate agreement with ARC Hospitality’s current external manager, American Realty Capital Hospitality Advisors, LLC (the “Advisor”), ARC Hospitality will become self-managed and will terminate the existing advisory agreement. Furthermore, the Company and American Realty Capital Hospitality Properties, LLC (together with its subsidiaries, the “Property Manager”) have agreed, conditioned upon the closing of the transaction with Brookfield, to modify the property management arrangements with respect to certain of the Company’s hotel properties currently managed by the Property Manager by reducing the property management fees and the length of the property management agreements in the case of certain sale events. This will result in significant annual savings to the Company. In consideration of these changes to the property management agreements, the Property Manager and its affiliates will receive certain consideration in cash and shares of the Company’s common stock. As part of this transition to self-management, the Advisor and its affiliates are expected to provide transition services to the Company. The employees of the Advisor and its affiliates who are currently involved in the day-to-day management of the Company's assets, including all of the Company’s executive officers, are expected to become employees of the Company. As a self-managed REIT, the Company intends to continue its business operations under a new corporate name: Hospitality Investors Trust, Inc.

Proceeds from the $135 million initial issuance of Convertible Preferred Units and subsequent follow-on issuances to which Brookfield has committed to subscribe, subject to conditions, through February 2019, will be used by ARC Hospitality for the following purposes: (i) repayment of preferred equity interests held by affiliates of Whitehall, real estate private equity funds sponsored by the Merchant Banking Division of Goldman Sachs, which mature during 2018 and 2019; (ii) repayment of Company debt to affiliates of Summit Hotel Properties, Inc. (“Summit”); (iii) funding of contractual Property Improvement Plans; (iv) the acquisition of a seven hotel portfolio representing 651 keys pursuant to the Company’s pending purchase agreement with Summit (“Pending Summit Transaction”); and (v) working capital and other general corporate purposes. In connection with the transaction with Brookfield, the Company has agreed with Summit to extend the closing date for the Pending Summit Transaction until April 27, 2017.

The Pending Summit Transaction calls for the Company to acquire seven hotels for a purchase price of $66.8 million, branded either by Marriott International, Hilton Hotels & Resorts or InterContinental Hotels Group and located in Germantown, Tennessee; Ridgeland, Mississippi and Jackson, Mississippi. The transaction will increase the Company’s lodging portfolio to 148 hotels totaling 17,844 keys across 33 states. The Company previously acquired 16 hotels from Summit for a combined purchase price of $258.4 million.

The Convertible Preferred Units initially will be convertible into common units of limited partnership interest in the OP at an initial conversion price of $14.75 per unit subject to anti-dilution protection, which in turn are exchangeable for cash or shares of the Company’s common stock on a one-for-one basis. In connection with its approval of the transaction, ARC Hospitality’s Board of Directors has suspended payment of the Company’s monthly distribution to stockholders payable in shares of common stock. There can be no assurance that the Company will resume payment of distributions to stockholders at any time in the future.

Jonathan P. Mehlman, President and Chief Executive Officer of ARC Hospitality, commented, “We are delighted to announce an investment commitment of $400 million from Brookfield, whom we view as a strategic capital partner and a leading global real estate asset manager. We believe an investment of this size speaks to Brookfield’s vision for the opportunities for both the Company as well as the select-service lodging REIT sector in general. We believe that this investment positions the Company’s platform favorably for future success and growth. We are excited to partner with Brookfield to execute on our focused mission of delivering long-term value to our stockholders.”

Edward T. Hoganson, Chief Financial Officer of ARC Hospitality, added, “We expect Brookfield’s investment commitment to enhance our ability to complete our property renovations on a timely basis and to close the Summit acquisition, which we believe will enhance our portfolio value. In addition, by addressing our near-term financing needs, the investment should provide the Company with a more sustainable capital structure and an improved debt maturity profile. Moreover, we believe the Company’s transition to self-management will allow us to operate more cost efficiently in better alignment with our peers as a best-in-class competitor.”

The closing of the initial issuance is subject to lender and franchisor approvals as well as other closing conditions, and if all approvals are obtained and all other conditions satisfied, the initial issuance of Convertible Units is expected to occur in March of 2017. There can be no assurance that any or all of these approvals will be obtained or conditions satisfied or that the any issuance of Convertible Preferred Units will occur, on the currently contemplated terms or at all. Additional details regarding the transaction and the terms of the Convertible Preferred Units and other material terms related to the transaction will be available in the Company's Form 8-K to be filed with the Securities and Exchange Commission today, January 13, 2017.

The Brookfield transaction was unanimously approved by the ARC Hospitality Board of Directors and the transactions with the Advisor and its property management affiliates were unanimously approved by the independent directors of the ARC Hospitality Board of Directors.

Jefferies LLC acted as financial advisor and Proskauer Rose LLP acted as legal advisor to ARC Hospitality. Hentschel & Company acted as financial advisor and Morrison & Foerster LLP acted as legal advisor to the independent directors of the ARC Hospitality Board of Directors. Cleary Gottlieb Steen & Hamilton LLP acted as legal advisor to Brookfield.

About ARC Hospitality

ARC Hospitality is a publicly registered, nontraded real estate investment trust ("REIT"). ARC Hospitality's investment strategy focuses on acquiring stable, institutional quality and strategically located select-service lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com).

About Brookfield

Brookfield Asset Management, Inc. is a global alternative asset manager with over $250 billion of assets under management. Brookfield has a history of more than 100 years of owning and operating real assets with a focus on real estate, renewable energy, infrastructure and private equity. Brookfield’s flagship global opportunistic private real estate fund, Brookfield Strategic Real Estate Partners II, closed in April 2016 with total capital commitments of $9 billion.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements and projections due to certain factors, including ARC Hospitality’s ability to close the pending investment transaction with Brookfield and the other transactions contemplated thereby, which are subject to conditions, on the current terms, or at all, including the transactions contemplated with the Advisor and the property manager affiliates of the Advisor and ARC Hospitality’s transition to self-management; ARC Hospitality’s ability to close the Pending Summit Transaction on the current terms, or at all; the Company’s ability to obtain additional debt or equity financing to meet its capital needs, pursuant to the transactions contemplated by the SPA or otherwise; risks associated with the Company’s proposed transition to self-management; changes in interest rates; the effect of general market, real estate market, economic and political conditions, including global credit market conditions; the effect of market conditions that affect all hotel properties and risks common to the hotel industry; ARC Hospitality’s ability to make scheduled payments on its debt and preferred equity obligations; the degree and nature of ARC Hospitality’s competition; the availability of qualified personnel to ARC Hospitality and its property managers, including Crestline Hotels & Resorts, LLC, and ARC Hospitality’s ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov (http://www.sec.gov). Further, forward-looking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forward-looking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@ar-global.com (212) 415-6500